Exhibit 99.1

For Immediate Release

Contact: Kenneth D. Gibbons

(802) 888-6600

Union Bankshares Announces

Fourth Quarter and Year Ended December 31, 2010

Earnings and Quarterly Dividend Payment

Morrisville, VT January 19, 2011 – Union Bankshares, Inc. (NASDAQ – UNB) today announced Net Income for the fourth quarter 2010 of $1.38 million or $0.31 per share compared to $1.28 million or $0.29 per share for 2009. Net income for the year ended December 31, 2010 was $5.59 million or $1.25 per share compared to $5.23 million or $1.17 per share for the same period in 2009. Results for 2010 reflect a year to year increase in net interest income of $868 thousand or 4.84% and in net income of $360 thousand or 6.9%. The increase in net interest income was mainly driven by the reduction in interest expense despite the 8.4% growth in average core deposits, including noninterest bearing demand deposit accounts during 2010, while interest rates paid on renewing time deposits continued to decrease and volume dropped 5.6% on average for 2010. The absence of the 2009 special FDIC assessment of $191 thousand and the reduction in costs on impaired assets from $415 thousand to $241 thousand from 2009 to 2010 were major factors in noninterest expenses rising only 3.2% from 2009 to 2010 despite the addition of a Loan Center and strong growth. These positive factors were partially offset by an increase in the loan loss provision from $400 thousand to $520 thousand due mainly to the growth and composition of the loan portfolio.

Total loans grew to $382.1 million, or 6.6%, as of December 31, 2010 from $358.2 million as of December 31, 2009 despite the Company selling $51 million of residential mortgage loans to the secondary market during 2010 to manage long term interest rate risk. Total deposits reached $376.7 million compared to $368.8 million at the prior year end. The Company had total capital of $42.1 million with a book value per share of $9.46 as of December 31, 2010 compared to $41.2 million and $9.23 per share at December 31, 2009.

A quarterly cash dividend of $.25 per share was declared on January 19, 2011 to shareholders of record January 29, 2011, payable February 10, 2011. Total dividends paid per share for 2010 and 2009 were $1.00.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of December 31, 2010, the Company had approximately $454 million in consolidated assets compared to $448 million at the end of the prior year. The Company operates 13 banking offices, a loan center and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values-combined with financial expertise, quality products and the latest technology-make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.